STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary
for Commercial Recordings

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

OFFICE OF THE
SECRETARY OF STATE

MICHAEL T WILLIAMS
WILLIAMS SECURITIES LAW FIRM, P.A.

NV

Job:C20171004-1336
October 4, 2017

Special Handling Instructions:
24 Hour Designation email out 10/4/17 RAS.

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Designation	20170423347-13	10/4/2017 11:40:33 AM	1	$175.00	$175.00
24 Hour Expedite	20170423347-13	10/4/2017 11:40:33 AM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Credit	5071560195066318703053|	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s): 1

MICHAEL T WILLIAMS
WILLIAMS SECURITIES LAW FIRM, P.A.

NV

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170423347-13
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 10/04/2017 11:40 AM
	Entity Number E0026512005-0

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Sputnik Enterprises, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

There are 1,000,000 shares of Series B Convertible Preferred Stock (the "Series B Stock") authorized.

There are no dividends to be paid on Series B Stock. The Series B Stock is non-voting.

The Series B Stock is subject to Manditory Conversion with no additional consideration at a rate of 10,000 shares of Common Stock for each share of share of Series B Stock upon events as specified in the attached Addendum to this Certificate of Designation for Series B Stock.

The Series B Stock shall revert to the Corporation as specified in the Addendum attached.

The other provisions in the attached Addendum shall apply to this Series B Stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

ADDENDUM TO SERIES B STOCK CERTIFICATE OF DESIGNATION

Series B Preferred Stock Designation and Amount

The number of shares of the Preferred Stock of the Corporation designated as "**Series B Convertible Preferred Stock**" is to 1,000,000 shares.

1. Rights and Preferences. The "**Series B Convertible Preferred Stock**" shall have the rights, preferences, powers, privileges, restrictions, qualifications and limitations as set forth herein.

2. Dividends. No dividends shall be payable upon **Series B Convertible Preferred Stock.**

3. Voting. The **Series B Convertible Preferred Stock** is non-voting except if a court determines voting is required under relevant federal and/or state law.

4. Liquidation, Dissolution, or Winding-Up; Certain Mergers, Consolidations and Asset Sales. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series B Convertible Preferred Stock shall be paid, before any payment shall be paid to the holders of Common Stock or any other stock ranking on liquidation junior to the Series B Convertible Preferred Stock (the "**Junior Stock**"), an amount for each share of Series B Convertible Preferred Stock held by such holder equal the par value of $.001 per share. For this purpose, the Series B Convertible Preferred Stock and Series C Convertible Preferred Stock shall rank equally but below the Series A Convertible Preferred Stock.

5. Mandatory Conversion. Each share of Series B Convertible Preferred Stock shall be converted mandatorily and automatically and without any action of the Holders being required, at any time after the date of issuance, and without the payment of additional consideration by the holder thereof, into 10,000 shares of Common Stock of the Corporation for each share of **Series B Convertible Preferred Stock** but only upon the occurrence of one of the following events ("Conversion Events"):

A. Raise at least £50M GBP in total capital; or
B. Execute a Secondary Offering of £250M GBP or more or
C. Acquire a controlling stake in any club or business entity and/or the Club itself in any of the following leagues:
    a. English Premier League
    b. English Championship
    c. German Bundesliga
    d. Spanish La Liga
    e. French League 1
    f. Italian Serie A

The Corporation shall at all times while the Series B Convertible Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Convertible Preferred Stock; and if, at any time, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series B Convertible Preferred Stock, the Corporation shall take upon request of the holders of the majority of the shares of **Series B Convertible Preferred Stock** such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation and filings with the SEC.

All shares of Series B Convertible Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices, to vote, and to receive payment of any dividends accrued or declared but unpaid thereon, shall immediately cease and terminate at the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series B Convertible Preferred Stock so converted shall

be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Convertible Preferred Stock accordingly.

The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Convertible Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

6. Reversion. If any one of the Conversion Events have not occurred by September 30, 2020, all Series B Convertible Preferred Stock shall revert to the Corporation for no additional consideration

7. Waiver. Any of the rights, powers, or preferences of the holders of Series B Convertible Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a 90% of the shares of Series B Convertible Preferred Stock then outstanding.

8. Fractional Shares. The Series B Convertible Preferred Stock may be issued in fractional shares.